Exhibit 10.8

PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BECAUSE SUCH PORTIONS ARE BOTH NOT MATERIAL AND CONTAIN PERSONAL INFORMATION. THE OMISSIONS HAVE BEEN INDICATED BY ASTERISKS (“[***]”).

AGREEMENT

This agreement (the “Agreement”) is entered into on this 15th day of September, 2021 by and between:

(1)	HIMALAYA SHIPPING LTD., a limited company incorporated in Bermuda and having official Bermuda registration number 56490 (the “Company”);

and

(2)	MAGNI PARTNERS (BERMUDA) LIMITED, a limited company incorporated in Bermuda and having official Bermuda registration number 50059 (“Magni”)

(hereinafter jointly referred to as the “Parties” and, individually, as a “Party”).

WHEREAS:

(A)	Magni identified an opportunity to order a number of identical 210,000 DWT, dual fuel bulk carriers from New Times Shipbuilding Co. Ltd. (the “Yard”) in China on attractive terms in Q1/2021 (the “Business Opportunity”).

(B)	Magni pursued the Business Opportunity and, following the execution of an initial letter of intent between Magni and the Yard on 27 January 2021 (the “LoI”), negotiated and finalised the terms of four firm shipbuilding contracts (the “Initial Contracts”) and an option agreement providing the right to order, at fixed prices, a further four plus four newbuildings with the same specifications as the first four vessels (together, the “Vessels”) from the Yard on behalf of companies to be incorporated (the Option Agreement”).

(C)	Magni incorporated the Company in March, 2021.

(D)	The Company incorporated four subsidiaries immediately after its own incorporation and nominated these as the counterparties to the Yard in the Initial Contracts.

(E)	The Company signed the Option Agreement at its incorporation.

(F)	The Yard agreed, concurrent with the conclusion of the Initial Contracts, to pay an address commission of 1% of the purchase price in each of the Initial Contracts to the Company or its nominee (the “Address Commissions”).

(G)	Magni provided all of the management resources required to incorporate the Company, set up its initial corporate structure and administrative infrastructure.

(H)	Magni organised the first two private placements of new shares in the Company for the purpose of part financing the Company’s newbuilding program pursuant to which USD 45 mill. in gross proceeds have been raised.

NOW THEREFORE, it is hereby agreed as follows:

1.	INITIAL PROJECT DEVELOPMENT – COMPENSATION

1.1	The Company recognises that it was Magni which identified the Business Opportunity and secured the attractive building slots at the Yard for the Company’s benefit by way of concluding the LoI in January 2021.
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Further, the Company recognises that Magni developed the technical specifications for the Vessels and negotiated the commercial terms in the Initial Contracts (which have been applied in relation to all of the Vessels).

1.2	The Parties confirm that their intention was that Magni should be compensated for the benefits provided to the Company as aforesaid by way of having the Address Commissions relevant to the Initial Contracts assigned to itself.

The effect of this was communicated to the investors who subscribed to new shares in the Company in its initial private placement by way of the purchase price for the first four of the vessels being cited as the gross price set forth in the Initial Contracts (with no deduction for the Address Commission) whilst the price quoted for the subsequent eight of the vessels were cited net of the Address Commission.

1.3	[***]

1.4	In view of the above and the Company’s desire to continue to benefit from the expertise and experience of Magni and its employees in the development of the group in which the Company is parent, the Company has agreed to compensate Magni with an amount equal to the aggregate amount of the Address Commissions actually received by the Company’s subsidiaries which are parties to the Initial Contracts (the “Initial Fee”) on the conditions that:

(i)	the four subsidiaries of Himalaya having ordered the first four fo the vessels actually receiving the benefit of the Address Commissions attributable thereto from the Yard; and

(ii)	Magni continuing to support the Company and its subsidiaries in their development, primarily in relation to the equity and debt financing of the Vessels and the Company.

2.	CONTINUED CORPORATE SUPPORT

2.1	Magni’s continued support to the Company’s business development shall include:

(i)	assisting the Company in securing pre- and post-financing of its newbuilding program by way of raising equity and loans;

(ii)	assisting the Company in finding employment for the Company’s vessels;

(iii)	assisting the Company in recruiting suitable individuals to the Company’s organisation;

and

(iv)	generally supporting the Company with such high level administrative support as the Company shall require from time to time.

3.	SETTLEMENT OF THE INITIAL COMPENSATION

3.1	The Company shall, subject to the conditions in Clause 1.4 having been met, pay Magni the Initial Fee by way of four tranches, each equal to the benefit of the Address Commission received by those of the Company’s subsidiaries which are parties to the Initial Contracts on their settlement of the last instalment due thereunder.
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The Parties agree that such payment shall be made by the Company in cash no later than 5 business days after the date of delivery (and payment of the last instalment as aforesaid) of each of the first four of the vessels to a bank account nominated by Magni for this purpose.

4.	ADDITIONAL COMPENSATION – REIMBURSEMENT OF COST

4.1	Magni shall, in the event their continued administrative support of the Company, whether in relation to a singular transaction or a prolonged process, creates significant value for the Company or represents a material saving of cost, request that the Company pays Magni an ad hoc compensation for such support.

Such compensation can take the form of a cash payment, the issue of warrants to subscribe to shares in the Company or the granting of options to acquire shares in the Company.

4.2	The Company shall, upon request and receipt of acceptable documentation, reimburse Magni for all out-of-pocket costs incurred by Magni on behalf of the Company in direct pursuit of the tasks set forth in Clause 2.1, provided always that any single expense in excess of USD 10,000 for which Magni will claim reimbursement shall require the pre-approval of the Company.

5.	AUTHORITY

5.1	Magni shall have no general authority to act on behalf of the Company.

5.2	The Company may, from time to time (and always in relation to a specific situation), authorise individuals in the service of Magni to act on the Company’s behalf in a specified capacity.

6.	INDEMNITIES

6.1	The Company agrees to indemnify and keep Magni and its employees indemnified against any and all liabilities, costs, claims, demands, proceedings, charges, actions, suits or expenses of whatsoever kind or character that may be incurred or suffered by any of them howsoever arising (other than by reason of fraud or dishonesty on their part) in connection with the provisions of any services to the Company as set forth herein.

6.2	The indemnities provided by the Company hereunder shall cover all reasonable costs and expenses payable by Magni in connection with its defence against any third party claims to which the indemnity obligation of the Company applies.

6.3	The indemnification provided by the Company pursuant to this Clause 6 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, agreement, the bye-laws of the Company or otherwise and shall continue after the termination of this Agreement.

Notwithstanding anything contained herein to the contrary, Magni shall not be entitled to any indemnification in connection with any losses to the extent such losses arise from or are caused by the gross negligence, wilful misconduct, fraud or breach of this Agreement by Magni.

6.4	Magni shall be under no liability whatsoever to the Company for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect and howsoever arising, as a consequence of Magni’s actions or inactions hereunder UNLESS such loss is proved to have resulted solely from the gross negligent or wilful misconduct of Magni’s or its employees’ actions or inactions and further provided that Magni’s liability to the Company for each incident or series of incidents giving rise to a claim shall never exceed USD 100,000.
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7.	CONFIDENTIALITY

7.1	All Confidential Information furnished to Magni or any of its employees by the Company pursuant to this Agreement, shall be and remain the property of the Company and shall be kept confidential by Magni.

For the purpose of this clause “Confidential Information” shall mean information relating to the business of the Company which Magni becomes aware of, or generate in the course of or in connection with the performance of its obligations hereunder.

The provisions of this Clause 7.1 shall not apply to Confidential Information which is:

(i)	public;

(ii)	required to be disclosed by applicable stock exchange rules, law or court order (in which case Magni may disclose such information only to the extent required by applicable law, and, if requested by the Company, shall cooperate with the Company in obtaining any protective order (or similar protection) with respect to such Confidential Information); or

(iii)	becomes public knowledge otherwise than as a result of the conduct of Magni.

8.	TERMINATION

8.1	The Company may terminate this Agreement following no less than two weeks’ prior written notice to Magni.

8.2	Magni cannot terminate this Agreement until the last of the four first Vessels has been delivered from the Yard unless:

(i)	the Company is in material default under its obligations pursuant to this Agreement; or

(ii)	the Company’s demand for administrative support from Magni hereunder exceeds what is reasonable.

Magni’s termination right as aforesaid can be exercised following no less than two weeks’ prior written notice to the Company.

8.3	Termination shall be without prejudice to any rights or liabilities of the Parties hereto arising prior to termination or in respect of any act or omission occurring prior to termination.

8.4	Upon termination of this Agreement, Magni shall hand over to the Company all books of account, correspondence and records relating to the affairs of the Company which are the property of the Company and which are in its (or its representatives) possession.

8.5	Magni’s right to receive the Initial Fee shall remain after termination in relation to any part thereof not having been paid on the date of termination of this Agreement.

9.	ANTI-CORRUPTION

9.1	Magni shall, and shall cause its employees and other representatives to, comply with all applicable laws in connection with its obligations under this Agreement,
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including applicable provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended (the “USA Patriot Act”), the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the UK Bribery Act of 2010 (the “Bribery Act”), the regulations or orders issued by the Office of Foreign Assets Control of the United States Department of the Treasury, the Bermuda Bribery Act 2012 (the “Bermuda Act”) and the rules and regulations promulgated under each of the foregoing acts.

9.2	Without limiting the generality of the foregoing, neither Magni nor any of its employees and other representatives has made or authorized or shall make or authorize, directly or indirectly, any offer, gift, payment or transfer, or promise of, any money or anything else of value, or provide any benefit, to any government official, government entity, commercial entity or person that would result in a breach of the USA Patriot Act, the FCPA, the Bribery Act, the Bermuda Act or any other applicable law relating to anti-bribery or anti-corruption in any jurisdiction in which the Company conducts business.

9.3	Magni shall, and shall cause its employees and other representatives who provide services to the Company hereunder, to strictly comply at all times with all anti-bribery, anti-corruption, anti-terrorism, sanctions and anti-money laundering laws and regulations in the jurisdictions in which the Company engages in any activity.

10.	MISCELLANEOUS

10.1	Nothing in this Agreement create a partnership or joint venture relationship between the Parties.

10.2	This Agreement sets out the entire agreement and understanding between the Parties and supersedes any previous agreements between them relating to the matters referred to in this Agreement.

10.3	Each Party acknowledges that, in entering into this Agreement, it does not rely on, and will have no remedy in respect of, any statement, representation, assurance, warranty or understanding (whether negligently or innocently made) of any person (whether party to this Agreement or not) other than as expressly set out in this Agreement.

10.4	No purported alteration of this Agreement or of any of the documents referred to in this Agreement shall be effective unless it is in writing, refers specifically to this Agreement and is duly executed by each Party.

10.5	Each provision of this Agreement is severable and distinct from the others. If any provision of this Agreement is or at any time becomes to any extent invalid, illegal or unenforceable under any enactment or rule of law in any jurisdiction, it will, to that extent, be deemed not to form part of this Agreement but (except to that extent in the case of that provision) it and all other provisions of this Agreement will continue in full force and effect and their validity, legality and enforceability will not be affected or impaired.

10.6	If any provision of this Agreement is found to be invalid, illegal or unenforceable, but would be valid, legal or enforceable if some part of such provision were deleted or amended, that provision will apply with whatever modification(s) as are necessary to make it valid, legal and enforceable.

10.7	No Party is entitled to assign or otherwise transfer its rights or obligations under this Agreement.
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11.	GOVERNING LAW AND ARBITRATION

11.1	This Agreement is governed by Norwegian law.

11.2	All disputes arising under or in connection with this Agreement shall be referred to arbitration in Oslo. Arbitration shall be conducted in accordance with one of the procedures set forth in the Norwegian Act on Arbitration.

For and on behalf of	For and on behalf of
Himalaya Shipping Ltd.	Magni Partners (Bermuda) Limited
[***]	[***]
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